Exhibit 99.1

Contacts:	Daniel J. Thomas Chief Executive Officer (972) 364-8111	Thomas E. Kiraly Executive Vice President and Chief Financial Officer (972) 364-8217

CONCENTRA ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 13% SENIOR SUBORDINATED NOTES DUE 2009

ADDISON, Texas, May 10, 2004 – Concentra Operating Corporation (“Concentra” or “the Company”) today announced that it has commenced a cash tender offer and consent solicitation (the “Offer”) for any and all of its $1,651,000 aggregate principal amount of outstanding 13% Series A Senior Subordinated Notes due 2009 (CUSIP No. 20589QAA7) and its $140,849,000 aggregate principal amount of outstanding 13% Series B Senior Subordinated Notes due 2009 (CUSIP No. 20589QAC3) (collectively, the “Notes”).

In connection with the Offer, the Company is soliciting consents to certain proposed amendments to eliminate substantially all of the restrictive covenants in the indenture governing the Notes and certain events of default. Holders may not tender their Notes without delivering consents and may not deliver consents without tendering their Notes.

Holders who validly tender their Notes by 5:00 p.m., New York City time, on May 21, 2004 (the “Consent Time”), will receive the total consideration of $1,085.11 per $1,000 principal amount, consisting of (i) the purchase price of $1,065.11 and (ii) the consent payment of $20.00 per $1,000 principal amount of Notes accepted for purchase.

The Offer is scheduled to expire at 12:00 midnight, New York City time, on June 7, 2004 (the “Expiration Time”), unless extended. Holders who validly tender their Notes after the Consent Time and prior to the Expiration Time will receive only the purchase price of $1,065.11 per $1,000 principal amount of Notes accepted for purchase.

Holders who validly tender their Notes prior to the Expiration Time will receive the applicable payment promptly after the Expiration Time. All holders whose Notes are accepted for payment will also receive accrued and unpaid interest up to, but not including, the date of payment for the Notes.

The Offer is subject to the satisfaction of certain conditions, including the Company’s receipt of tenders of Notes representing at least a majority in principal amount of the outstanding Notes and completion of a concurrently announced private offering of senior subordinated notes and amendment to the Company’s Senior Credit Agreement to increase the term loans incurred thereunder. A portion of the proceeds of these financings, together with available cash, will be used to finance the Offer. The terms of the Offer will be described in the Company’s Offer to Purchase and Consent Solicitation Statement to be dated May 10, 2004, copies of which may be obtained from MacKenzie Partners, Inc., the information agent for the Offer, at (212) 929-5500.

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Concentra Announces Tender Offer

May 10, 2004

The Company has engaged Credit Suisse First Boston LLC to act as dealer manager and solicitation agent in connection with the Offer. Questions regarding the Offer may be directed to Credit Suisse First Boston at (800) 820-1653 (US toll-free) and (212) 538-4807 (collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offer will be made solely by the Offer to Purchase and Consent Solicitation Statement to be dated May 10, 2004.

Concentra, headquartered in Addison, Texas, the successor to and a wholly owned subsidiary of Concentra Inc., provides services designed to contain healthcare and disability costs and serves the occupational, auto and group healthcare markets.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company’s operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational, financing, completion and strategic risks related to the Company’s capital structure, planned refinancing of indebtedness, tender offer, and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company’s services and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

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